Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Date and Location of
2008 Annual Stockholders’ Meeting
SANTA ANA, Calif. (Aug. 19, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it has scheduled its 2008 Annual Stockholders’ Meeting for Wednesday, December 3, 2008 in Washington, D.C. The Meeting will take place at The Four Seasons Hotel located at 2800 Pennsylvania Ave. at 8 a.m. EST.
     The Board of Directors has also established the close of business on Nov. 3, 2008 as the record date for stockholders eligible to receive notice of, and to vote at, the company’s 2008 Annual Meeting.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of June 30, 2008, more than $3.6 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
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Grubb & Ellis Company
1551 N Tustin Avenue, Suite 300      Santa Ana, CA 92705      714.667.8252